Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of CU Bancorp of our report dated March 6, 2013, relating to our audit of the consolidated financial statements, which appears in the Annual Report on Form 10-K of CU Bancorp for the year ended December 31, 2012.

/s/ McGladrey LLP

Irvine, CA
August 14, 2013